Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT: Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR FOURTH QUARTER OF FISCAL 2012
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Company Expects Fourth Quarter Earnings to Be Higher Than Top End of Its Prior Earnings Guidance Range and to Significantly Exceed Last Year's Results

Philadelphia, PA, October 9, 2012 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the fourth quarter of fiscal 2012 ended September 30, 2012, and announced that it expects its fourth quarter fiscal 2012 earnings to exceed the top end of its prior earnings guidance range and to significantly exceed last year's fourth quarter earnings.

Net sales for the fourth quarter of fiscal 2012 decreased 0.7% to $128.5 million from $129.4 million reported for the fourth quarter of fiscal 2011. Comparable sales (which include Internet sales) increased 2.7% versus a comparable sales decrease of 1.7% for the fourth quarter of fiscal 2011. The decrease in total reported sales for the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores and decreased sales from the Company's licensed relationship, largely offset by the increase in comparable sales.

Net sales for the fiscal year ended September 30, 2012 decreased 0.7% to $541.5 million from $545.4 million reported for the full year fiscal 2011. Comparable sales decreased 0.3% versus a comparable sales increase of 0.1% for the full year fiscal 2011.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased with the improvement of our sales performance for the fourth quarter of fiscal 2012, which was driven by strong sales of our Fall 2012 merchandise assortments. As a result of our strong sales performance, our somewhat stronger than planned gross margin, and our continued tight management of expenses, we expect our GAAP diluted earnings per share for the fourth quarter to exceed the top end of our prior earnings guidance range of $0.17 to $0.28 per share that we provided in our July 26, 2012 press release, and to be significantly higher than last year's fourth quarter GAAP diluted earnings of $0.20 per share.

"Our total sales of $128.5 million for the fourth quarter were toward the high end of our sales guidance range of $125.5 to $130.0 million provided in our July 26 press release, due to our comparable sales increase of 2.7%, which was near the high end of our guidance range for comparable sales of between a decrease of 1% and an increase of 3% for the quarter.

"Our key focus continues to be improving our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience. Over the past several months, we have made many changes to drive improvements in our merchandise assortments and the way these assortments are presented in store, and we are pleased with the improved sales trend we have seen thus far in the Fall product selling season."

For the quarter ended September 30, 2012, the Company opened four new stores, including three multi-brand Destination Maternity stores, and closed 15 stores, including five store closings related to Destination Maternity store openings. As of September 30, 2012, the Company operates 625 stores, 1,383 leased department locations and 2,008 total retail locations, compared to 658 stores, 1,694 leased department locations and 2,352 total retail locations operated as of September 30, 2011. The decrease in leased department locations at the end of September 2012 versus the end of September 2011 predominantly reflects the closure of the Company's 291 remaining leased departments within Kmart locations in October 2011. Kmart represented only a small portion of the overall sales generated by the Company's leased department relationship with Sears® and Kmart through the Company's agreement with Sears Holdings Corporation. The Company continues to operate leased departments in Sears stores throughout the United States. As of September 30, 2012, the Company operates 515 leased department locations in Sears stores.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2012, Destination Maternity operates 2,008 retail locations, including 625 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,383 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of September 30, 2012, Destination Maternity has 119 international franchised locations, including 103 shop-in-shop locations and 16 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.